Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204119

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
1.50% Notes due 2023	€550,000,000	99.441%	€546,925,500	$62,202.15

(1)	€550,000,000 aggregate principal amount of 1.50% Notes due 2023 will be issued. The maximum aggregate offering price in U.S. dollars for the calculation of the registration fee is based on the euro/U.S. dollar exchange rate of €1.00 = U.S. $1.1294 as of May 13, 2016 as published by the U.S. Federal Reserve Board.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Prospectus Supplement

(To Prospectus dated May 13, 2015)

Eastman Chemical Company

€550,000,000 1.50% Notes due 2023

We are offering €550,000,000 principal amount of 1.50% notes due 2023 (the “notes”). We will pay interest on the notes annually on May 26 of each year, beginning May 26, 2017.

We may redeem the notes, in whole or in part, at any time and from time to time prior to their maturity at the applicable redemption prices described herein under “Description of Notes—Optional Redemption.” In addition, we may redeem all, but not part, of the notes at any time at our option in the event of certain developments affecting U.S. taxation as described under “Description of Notes—Redemption for Tax Reasons.” Upon the occurrence of a change of control triggering event, we will be required to make an offer to repurchase the notes from holders at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. “Description of Notes—Change of Control Triggering Event.” There will be no sinking funds for the notes.

The notes will be unsecured and will rank equally in right of payment with all our other unsecured and unsubordinated debt from time to time outstanding. The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

See “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an evaluation of an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)	Underwriting discounts and commissions	Proceeds, before expenses(1)
Per note	99.441%	0.55%	98.891%
Total	€546,925,500	€3,025,000	€543,900,500

(1)	Plus accrued interest, if any, from May 26, 2016, if settlement occurs after that date.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about May 26, 2016, which is the fifth London business day following the date of this prospectus supplement.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan

Senior Co-Managers

Citigroup	Mizuho Securities	Morgan Stanley	Wells Fargo Securities

Co-Managers

Santander	HSBC	MUFG	RBC Capital Markets

SMBC Nikko	Suntrust Robinson Humphrey	The Williams Capital Group, L.P.

May 19, 2016

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of the notes being offered. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes being offered. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Incorporation of Documents by Reference” in this prospectus supplement and “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

We have not and the underwriters have not authorized anyone to provide any information other than that which is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by us or on our behalf to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. Further, you should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and any free writing prospectus, is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to “Eastman,” “we,” “us,” “our,” the “Company” or similar references mean Eastman Chemical Company and its consolidated subsidiaries. References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States (“U.S.”). References to “€,” “EUR” and “euro” are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles (“GAAP”) in the U.S.

In connection with the issuance of the notes, J.P. Morgan Securities plc (the “stabilizing manager”) (or persons acting on behalf of the stabilizing manager) may over-allot notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. This stabilizing, if commenced, may be discontinued at any time. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any

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stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on its behalf) in accordance with all applicable laws and rules. See “Underwriting.”

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC, as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

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WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any of these documents and this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov. You may also access the SEC filings and obtain other information about Eastman through our website at http://www.eastman.com. Other than the SEC filings specifically incorporated by reference below, the information contained on our website is not a part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus contain summaries of provisions contained in some of the documents discussed in this prospectus supplement and the accompanying prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of certain of the documents referred to in this prospectus supplement and the accompanying prospectus have been filed with or are incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means we can disclose information to you by referring you to another document we have filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662, Attention: Investor Relations (telephone: (423) 229-4647).

This prospectus supplement incorporates by reference the following documents filed with the SEC but which we have not included or delivered with this prospectus supplement and the accompanying prospectus:

•

our Annual Report on Form 10-K (including the portions of our Definitive Proxy Statement for our 2016 Annual Meeting of Stockholders filed on March 23, 2016 and incorporated by reference therein) for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016; and

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•

our Current Reports on Form 8-K, filed with the SEC on February 19, 2016, February 22, 2016, February 23, 2016, April 18, 2016 and May 10, 2016 (other than documents or portions of documents not deemed to be filed).

We are also incorporating by reference any additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus supplement until this offering of notes has been completed, other than any portion of the respective filings furnished, rather than filed, under applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

The information contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated herein by reference.

Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements are all statements, other than statements of historical fact, that may be made by us from time to time. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Forward-looking statements may relate to, among other things, such matters as planned and expected capacity increases and utilization; anticipated capital spending; expected depreciation and amortization; environmental matters; pending and future legal proceedings; exposure to, and effects of hedging of, raw material and energy costs, foreign currencies and interest rates; global and regional economic, political, and business conditions; competition; growth opportunities; supply and demand, volume, price, cost, margin and sales; earnings, cash flow, dividends and other expected financial results, events, and conditions; expectations, strategies, and plans for individual assets and products, businesses, and segments, as well as for the whole of Eastman; cash requirements and uses of available cash; financing plans and activities; pension expenses and funding; credit ratings; anticipated and other future

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restructuring, acquisition, divestiture, and consolidation activities; cost reduction and control efforts and targets; the timing and costs of, and benefits from, the integration of, and expected business and financial performance of, acquired businesses; strategic initiatives and development, production, commercialization and acceptance of new products, services and technologies and related costs; asset, business and product portfolio changes; and expected tax rates and net interest costs.

Forward-looking statements are based upon certain underlying assumptions as of the date such statements were made. Such assumptions are based upon internal estimates and other analyses of current market conditions and trends, management expectations, plans, and strategies, economic conditions, and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions and expectations proves to be inaccurate or is unrealized. The most significant known factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements are identified and discussed under “Forward-Looking Statements” and “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which is incorporated herein by reference, and any risk factors included or described in our other periodic reports, and in other information that we file with the SEC from time to time and incorporated by reference into this prospectus supplement.

We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement in the case of forward-looking statements contained in this prospectus supplement, or the dates of the accompanying prospectus or any documents incorporated by reference herein and therein in the case of forward-looking statements made in the accompanying prospectus or such incorporated documents. Except as may be required by law, we undertake no obligation to update or alter these forward-looking statements, whether as a result of new information, future events, or otherwise.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the notes, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the information under the headings “Forward-Looking Statements” and “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which is incorporated herein by reference, and any subsequent Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K incorporated by reference in this prospectus supplement.

Eastman Chemical Company

Eastman Chemical Company is a global specialty chemical company that produces a broad range of advanced materials, chemicals, and fibers that are found in products people use every day. Eastman began business in 1920 for the purpose of producing chemicals for Eastman Kodak Company’s photographic business and became a public company, incorporated in Delaware, on December 31, 1993. Eastman has 49 manufacturing sites and equity interests in four manufacturing joint ventures in 14 countries that supply products to customers throughout the world. The Company’s headquarters and largest manufacturing site are located in Kingsport, Tennessee.

Eastman is focused on consistent earnings growth through a market-driven approach that takes advantage of the Company’s existing technology platforms, global market and manufacturing presence, and leading positions in key end markets such as transportation, building and construction, and consumables. Eastman management believes that the Company’s end-market diversity is a source of strength, and that many of the markets into which the Company’s products are sold are benefiting from longer-term global trends such as energy efficiency, a rising middle class in emerging economies, and an increased focus on health and wellness. Management believes that these trends, combined with the diversity of the Company’s end markets, facilitate more consistent demand for the Company’s products over time.

In 2015, the Company reported sales revenue of $9.6 billion, operating earnings of $1.4 billion, and earnings of $848 million. Earnings per diluted share were $5.66. Asset impairments and restructuring charges and acquisition-related costs included in operating earnings were $183 million and $35 million, respectively. Additionally, operating earnings included mark-to-market (“MTM”) pension and other postretirement benefits plans actuarial net loss of $115 million. For the three months ended March 31, 2016, the Company had sales revenue of $2.2 billion, operating earnings of $399 million and net earnings of $251 million. Earnings per diluted share were $1.69 for the three months ended March 31, 2016.

First quarter 2016 operating earnings included costs related to prior acquisitions of $9 million and a gain from the sale of a previously impaired asset of $2 million, and net earnings also included a $5 million cost of disposition of claims against operations that were discontinued by an acquired business prior to the Company’s acquisition of that business.

As of January 2016, the Company changed its organizational and management structure following the completion of the integration of recently acquired businesses to better align similar strategies and business models. As a result, beginning first quarter 2016, the Company’s products and operations are managed and reported in four operating segments—Additives & Functional Products, Advanced Materials, Chemical Intermediates and Fibers.

The Offering

The following summary contains information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section in this prospectus supplement entitled “Description of Notes” and the section in the accompanying prospectus entitled “Description of Debt Securities.” Unless the context requires otherwise, all references to “we” and the “Company” in this “Summary—The Offering” section refer only to Eastman Chemical Company and not its subsidiaries.

Issuer	Eastman Chemical Company

Notes Offered	€550,000,000 aggregate principal amount of 1.50% notes due 2023

Maturity	The notes will mature on May 26, 2023.

Interest	1.50% per year

Interest Payment Dates	We will pay interest on the notes annually on May 26, beginning May 26, 2017.

Ranking	The notes:

•	will be unsecured;

•	will rank equally in right of payment with all our existing and future unsecured and unsubordinated debt;

•	will be senior to any of our future subordinated debt;

•	will be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing such debt; and

•	will be structurally subordinated to all existing and future liabilities of our subsidiaries.

As of March 31, 2016, we had approximately $6.9 billion of debt that would rank equally with the notes, and our subsidiaries had approximately $194 million of debt that would be structurally senior in right of repayment to our obligations under the notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to February 26, 2023 (three months prior to their maturity), on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear (as defined below) or Clearstream (as defined below)) to the registered address of each holder of the notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 30 basis points; plus, in each case, accrued and unpaid interest to the redemption date.

In addition, commencing February 26, 2023 (three months prior to their maturity), we may redeem the notes, in whole or in part, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

See “Description of Notes—Optional Redemption.”

Redemption for Tax Reasons	We may redeem the notes, in whole but not part, at any time if certain events occur involving changes in U.S. taxation that would require us to pay additional amounts as described under “Description of Notes—Payment of Additional Amounts,” at a redemption price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption. See “Description of Notes—Redemption for Tax Reasons.”

Payment of Additional Amounts	We will, subject to certain exceptions and limitations, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment of principal of and interest on the notes to a holder who is not a U.S. Person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the U.S. or a taxing authority in the U.S., will not be less than the amount provided in the notes to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined below), the holders of the notes will have the right to cause us to repurchase all or a portion of the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of Notes—Change of Control Triggering Event.”

Covenants	The indenture under which the notes will be issued contains covenants that, among other things, restrict our ability to:

•	incur certain secured indebtedness;

•	enter into sale and leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described in this prospectus supplement and the accompanying prospectus. For a more detailed description, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuance of Additional Notes

We may create and issue additional notes ranking equally and ratably with the notes in all respects, except for any differences in the issue date, price to the public, interest accrued prior to the issue date of such additional notes and the initial interest payment date, so that such additional notes shall be consolidated with the notes offered hereby, including for purposes of voting and redemptions, provided that if such additional notes are not fungible for U.S. federal income tax purposes, such additional notes will have a different CUSIP number from the notes offered hereby.

Form and Denomination	The notes will be issued in fully registered form in denominations of €100,000 and in integral multiples of €1,000 in excess thereof. The notes will be represented by one or more permanent global notes that will be deposited with a common depositary and will be registered in the name of the nominee of the common depositary for the accounts of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in Clearstream or Euroclear. Except in the limited circumstances described in this prospectus supplement, certificates will not be issued in exchange for beneficial interests in the notes. See “Description of Notes—Book-Entry Procedures” in this prospectus supplement.

Use of Proceeds	We expect that we will receive approximately €543 million, or $614 million based on the euro/U.S. dollar exchange rate of €1.00 = $1.1294 as of May 13, 2016 as published by the U.S. Federal Reserve Board, in net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses payable by us. We currently expect that we may use the net proceeds from this offering to repay or redeem a portion of the $1.0 billion outstanding aggregate principal amount of our 2.4% notes due June 2017, either at or prior to maturity. Any proceeds not used therefor will be used for general corporate purposes, which may include working capital, capital expenditures, the repayment of other indebtedness outstanding from time to time, and other matters in connection with the implementation of our strategic initiatives. Pending the application of the net proceeds, we will invest such net proceeds in short-term investments. See “Use of Proceeds.”

Listing	We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. Currently, there is no public market for the notes. Certain of the underwriters have advised us that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. See “Underwriting” beginning on page S-50 of this prospectus supplement for more information about possible market-making by the underwriters.

Currency	All payments of interest on and the principal of the notes and any redemption price for, or additional amounts as described under “Description of Notes—Payment of Additional Amounts,” if any, with respect to, the notes will be made in euro. If we are unable to obtain euro in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments will be made in U.S. dollars until the euro is again available to us or so used. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture. See “Description of Notes—Issuance in Euros.”

Certain U.S. Federal Income Tax Considerations
You should consult your tax advisor with respect to the U.S. federal, state, local and non-U.S. tax considerations in connection with owning and disposing of the notes. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding whether to invest in the notes.

Governing Law	The notes will be and the indenture is governed by the laws of the State of New York.

Paying Agent	Elavon Financial Services Limited, UK Branch

Trustee	Wells Fargo Bank, National Association

ISIN / Common Code / CUSIP	XS1405783983 / 140578398 / 277432AT7

Summary Historical Consolidated Financial Data

The following table presents selected historical consolidated financial data for us as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012, 2011, and as of and for the three months ended March 31, 2016 and 2015. This financial data has been derived from, and is qualified in its entirety by reference to, our historical consolidated financial data and related notes. This information should be read in conjunction with our consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and our Current Report on Form 8-K filed on April 18, 2016, each of which is incorporated by reference into this prospectus supplement. The financial data for the three months ended March 31, 2016 and 2015, and as of March 31, 2016, includes all adjustments, consisting of normal recurring accruals, that we consider necessary for a fair presentation of our results of operations for such period and our financial position as of such date. Interim results are not necessarily indicative of results to be expected for any future periods, or our financial position expected to be achieved, at any future date.

(in millions, except per share amounts)	Three months ended March 31,		Year ended December 31,
	2016	2015	2015	2014(1)	2013	2012(2)	2011(3)
Operating Data
Sales	$2,236	$2,443	$9,648	$9,527	$9,350	$8,102	$7,178
Operating earnings(4)	399	311	1,384	1,162	1,862	800	937
Net earnings	251	172	854	755	1,172	443	607
Less: Net earnings attributable to non-controlling interest	—	1	6	6	7	7	1

Net earnings attributable to Eastman	$251	$171	$848	$751	$1,165	$437	$646

Basic earnings per share attributable to Eastman	$1.70	$1.15	$5.71	$5.03	$7.57	$3.00	$4.63

Diluted earnings per share attributable to Eastman	$1.69	$1.14	$5.66	$4.97	$7.44	$2.93	$4.52

(1)	In 2014, Eastman completed four acquisitions, each accounted for as a business combination.

On December 5, 2014, Eastman completed its acquisition of Taminco Corporation (“Taminco”), a global specialty chemical company. The fair value of total consideration transferred was $2.8 billion, consisting of cash of $1.7 billion, net of cash acquired, and repayment of Taminco’s debt of $1.1 billion.

On December 11, 2014, Eastman acquired Commonwealth Laminating & Coating, Inc. (“Commonwealth”) for a total purchase price of $438 million prior to post closing adjustments.

On June 2, 2014, Eastman acquired BP plc’s global aviation turbine engine oil business (“aviation turbine oil business”) for a total cash purchase price of $283 million.

On August 6, 2014, Eastman completed its acquisition of Knowlton Technologies, LLC (“Knowlton”) for a total cash purchase price of $42 million.

(2)	On July 2, 2012, Eastman completed its acquisition of Solutia, Inc. (“Solutia”), a global leader in performance materials and specialty chemicals. The fair value of total consideration transferred was $4.8 billion, consisting of cash of $2.6 billion, net of cash acquired; equity in the form of Eastman stock of approximately $700 million; and the assumption and subsequent repayment of Solutia’s debt at fair value of $1.5 billion. The acquisition was accounted for as a business combination and, as of the date of the acquisition, results of the acquired Solutia businesses were included in Eastman’s results.

(3)	In third quarter 2011, Eastman completed three acquisitions, each accounted for as a business combination: Sterling Chemicals, Inc., a single site North American petrochemical producer, to produce non-phthalate plasticizers, including Eastman 168® non-phthalate plasticizers, and acetic acid; Scandiflex do Brasil S.A. Indústrias Químicas, a manufacturer of plasticizers located in Săo Paulo, Brazil; and Dynaloy, LLC, a producer of formulated solvents. The acquisitions were accounted for as business combinations.

(4)	Mark-to-market pension and other postretirement benefit plans actuarial net (gains) losses for the years ended 2015, 2014, 2013, 2012 and 2011 were $115 million, $304 million, ($383 million), $276 million and $144 million, respectively.

(in millions, except per share amounts)	As of March 31, 2016	As of December 31,
		2015	2014	2013	2012	2011
Statement of Financial Position Data
Current assets	$2,863	$2,878	$3,173	$2,840	$2,699	$2,302
Net properties	5,185	5,130	5,087	4,290	4,181	3,107
Total assets	15,616	15,611	16,072	11,845	11,710	6,184
Current liabilities	1,847	2,056	2,022	1,470	1,364	1,114
Long-term borrowings	6,565	6,608	7,248	4,254	4,779	1,445
Total liabilities	11,331	11,590	12,482	7,970	8,682	4,283
Total stockholders’ equity	4,204	3,941	3,510	3,796	2,943	1,870
Dividends declared per share(1)	0.46	1.66	1.45	1.25	1.08	0.99

(1)	In third quarter 2011, Eastman declared a two-for-one split of its common stock, distributed October 3, 2011. All per share amounts have been adjusted for all periods presented for the stock split.

RISK FACTORS

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under the headings “Forward-Looking Statements” and “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which is incorporated herein by reference, and any subsequent Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K incorporated by reference in this prospectus supplement before deciding whether to invest in the notes. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, the value of your investment in the notes could decline, and in some cases we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

The notes will be effectively subordinated to the existing and future liabilities of our subsidiaries and to any secured debt we may incur in the future to the extent of the assets securing the same and, therefore, your right to receive payments on the notes will be effectively junior to claims of our subsidiaries’ creditors and to the lenders under secured debt agreements.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us. At March 31, 2016, our subsidiaries had approximately $194 million of debt.

The notes are not secured by any of our assets. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt we may incur in the future is accelerated, the lenders under such secured debt agreements would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that debt. Accordingly, those lenders would have a prior claim on our assets to the extent of their liens thereon. In that event, because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remain, the remaining assets may be insufficient to satisfy those claims in full.

We may not have the funds necessary to finance the change of control repurchase offer required by the indenture.

Upon the occurrence of a Change of Control Triggering Event (as defined under the heading “Description of Notes—Change of Control Triggering Event”), we will be required to make an offer to repurchase all outstanding notes at a repurchase price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have sufficient funds available to make any required repurchases of the notes. Any failure to repurchase the notes in those circumstances would constitute a default under the indenture. A default could result in the acceleration of the principal and interest on all the notes.

The terms of the indenture and the notes provide only limited protection against a number of significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to holders of notes upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of “Change of Control” contemplates, among other things, the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets taken as a whole to another person or group may be uncertain.

The definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture and the notes do not, and will not, among other things:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur debt that is equal in right of payment to the notes;

•	limit the ability of our subsidiaries to incur unsecured debt, which will be structurally senior to the notes;

•

limit the ability of us or our subsidiaries to incur debt that is secured in any manner other than by any Principal Property (as defined under the heading “Description of Notes—Restrictions on Secured Debt”);

•	restrict our ability to repurchase or prepay any other of our securities or other debt;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	limit our ability to sell, merge or consolidate any of our unrestricted subsidiaries.

For a further discussion of the terms of the indenture and the notes, see the information under the heading “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

There is currently no trading market for the notes and an active trading market for the notes may not develop.

The notes are new issues of securities with no trading market. Although we intend to apply for listing of the notes for trading on the New York Stock Exchange, no assurances can be given that the notes will become or will remain listed. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

Holders of the notes will receive payments solely in euro except under the limited circumstances provided herein.

All payments of interest on and the principal of the notes and any redemption price for, or additional amounts with respect to, the notes will be made in euro except under the limited circumstances provided herein. See “Description of Notes—Issuance in Euros.” We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such notes into U.S. dollars or any other currency. If you are a U.S. Holder (as defined below), see “Certain U.S. Federal Income Tax Considerations—Consequences to U.S. Holders” for certain U.S. federal income tax consequences of ownership and disposition related to the notes being denominated in euro.

Holders of the notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign currency exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes and foreign currency exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

Furthermore, the indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into

U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would be exposed to variations in the U.S. dollar/euro exchange rate until a New York state court judgment is entered, and we cannot predict how long this would take. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be rendered in the U.S. only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

This description of foreign currency exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

The terms of the notes will permit us to make payments in U.S. dollars if we are unable to obtain euro, which could adversely affect the value of the notes.

If, as described under “Description of Notes—Issuance in Euros,” we are unable to obtain euro in amounts sufficient to make a required payment under the notes due to the imposition of exchange controls or other circumstances beyond our control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The notes will initially be held in book-entry form and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies.

So long as Euroclear or Clearstream or their common depositary or nominee is the registered holder of the notes issued in the form of one or more global notes, Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the common depositary for Euroclear and Clearstream, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if investors own a book-entry interest, they must rely on the procedures of Euroclear and Clearstream and, if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of notes under the indenture.

Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if an investor owns a book-entry interest, it will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, unless and until definitive or certificated registered notes are issued in respect of all book-entry interests, if investors own book-entry interests, they will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream, may not be adequate to ensure the timely exercise of rights under the notes. See “Description of Notes—Book-Entry Procedures” in this prospectus supplement.

In certain instances, it will be possible for the indenture to be amended and for compliance with certain covenants and for certain defaults thereunder to be waived with the consent of the holders of a majority in aggregate principal amount of all of the notes of each series of notes issued under the indenture, affected thereby, treated as a single class.

Subject to certain exceptions, the indenture provides that it may be amended by us and the trustee with the consent of the holders of any series of notes issued under the indenture,

including the notes. With respect to any series of notes, the required consent can be obtained from either the holders of a majority in aggregate principal amount of the notes of that series, or from the holders of a majority in aggregate principal amount of all of the notes of that series and all other series issued under the indenture affected by the amendment, voting as a single class. In addition, subject to certain exceptions, with respect to any series of notes issued under the indenture, our compliance with certain restrictive provisions of the indenture or any past default under the indenture may be waived by either the holders of a majority in aggregate principal amount of the notes of that series, or by the holders of a majority in aggregate principal amount of all of the notes of that series and all other series issued under the indenture affected by the waiver, voting as a single class. As a result, it will be possible in certain circumstances for the indenture to be amended and for compliance with certain covenants and for certain defaults thereunder to be waived with the consent of holders of less than a majority of any particular series of notes issued under the indenture (and potentially without the consent of any of the holders of any particular series of notes issued under the indenture), including the notes offered hereby.

CAPITALIZATION

The following table shows our total capitalization as of March 31, 2016:

•	on an actual basis; and

•	on an as adjusted basis to reflect this offering of notes.

This table should be read in conjunction with “Summary—Summary Historical Consolidated Financial Data” appearing elsewhere in this prospectus supplement, the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the accompanying notes, appearing in our Annual Report on Form 10-K for the year ended December 31, 2015, and our unaudited condensed consolidated interim financial statements appearing in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 which reports are incorporated by reference herein.

	As of March 31, 2016
(dollars in millions, except par value)	Actual	As adjusted
1.50% notes due May 2023 offered hereby (€547 million)(1)	$—	$618
2.4% notes due June 2017	998	998
6.30% notes due November 2018	165	165
5.5% notes due November 2019	249	249
2.7% notes due January 2020	795	795
4.5% notes due January 2021	249	249
3.6% notes due August 2022	894	894
7 1/4% debentures due January 2024	244	244
7 5/8% debentures due June 2024	54	54
3.8% notes due March 2025	791	791
7.60% debentures due February 2027	222	222
4.8% notes due September 2042	492	492
4.65% notes due October 2044	869	869
Credit facility borrowings and commercial paper borrowings	1,052	1,052
Capital leases	4	4

Total borrowings	7,078	7,696
Borrowings due within one year	513	513

Long-term borrowings	$6,565	$7,183
Stockholders’ equity:
Common stock, par value $0.01
Authorized—350,000,000 shares
Issued—217,211,091 shares	$2	$2
Additional paid-in capital	1,877	1,877
Retained earnings	5,330	5,330
Accumulated other comprehensive income (loss)	(305)	(305)

	6,904	6,904
Less: Treasury stock at cost	2,700	2,700

Total Eastman stockholders’ equity	4,204	4,204
Noncontrolling interest	81	81

Total equity	4,285	4,285

Total capitalization	$11,363	$11,981

(1)	Based on the euro/U.S. dollar exchange rate of €1.00 = $1.1294 as of May 13, 2016 as published by the U.S. Federal Reserve Board.

EXCHANGE RATES

The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Board for euro (expressed in U.S. dollars per €1.00). The rates in this table are provided for your reference only. Unless otherwise specified, the euro/U.S. dollar exchange rate used in this prospectus supplement is €1.00 = $1.1294 as of May 13, 2016 as published by the U.S. Federal Reserve Board.

Period	High	Low	Period Average(1)	Period End
2011	$1.4875	$1.2926	$1.3931	$1.2973
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3281	1.3779
2014	1.3927	1.2101	1.3297	1.2101
2015	1.2015	1.0524	1.1096	1.0859
2016 (through May 13)	1.1516	1.0743	1.1147	1.1294
January 2016	1.0964	1.0743	1.0855	1.0832
February 2016	1.1362	1.0868	1.1092	1.0868
March 2016	1.139	1.0845	1.1134	1.139
April 2016	1.1441	1.1239	1.1346	1.1441
May 2016 (through May 13)	1.1516	1.1294	1.1424	1.1294

(1)	The average of the noon buying rates of each day of the relevant year or period.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the indicated periods:

	Three months ended March 31,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	5.0x	4.6x	5.1x	8.8x	4.6x	9.1x

For purposes of computing this ratio, earnings represents income from continuing operations before income taxes plus interest expense, one-third of rent expense (which approximates the interest component of rental expense), and amortization of capitalized interest. Fixed charges consist of interest expense, the interest component of rental expense, and capitalized interest. We have not had any shares of preferred stock outstanding during any of these periods, and have not paid any preferred stock dividends. Therefore, our ratio of earnings to combined fixed charges and preferred dividends is the same as the ratio above.

USE OF PROCEEDS

We expect that we will receive approximately €543 million, or $614 million based on the euro/U.S. dollar exchange rate of €1.00 = $1.1294 as of May 13, 2016 as published by the U.S. Federal Reserve Board, in net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses payable by us. We currently expect that we may use the net proceeds from this offering to repay or redeem a portion of the $1.0 billion outstanding aggregate principal amount of our 2.4% notes due June 2017, either at or prior to maturity. Any proceeds not used therefor will be used for general corporate purposes, which may include working capital, capital expenditures, the repayment of other indebtedness outstanding from time to time, and other matters in connection with the implementation of our strategic initiatives. Pending the application of the net proceeds, we will invest such net proceeds in short-term investments.

DESCRIPTION OF NOTES

The notes being offered hereby are a new, separate series of debt securities. The notes will be issued under an indenture, dated June 5, 2012, by and between Eastman Chemical Company and Wells Fargo Bank, National Association, as trustee. The following description is only a summary of the material provisions of the notes and does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the indenture, including the definitions of the terms used in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should read the documents in their entirety because they, and not this description, will define your rights as a holder of the applicable series of notes. You may request a copy of the indenture from us as described under the heading “Where You Can Find More Information.”

Unless the context requires otherwise, all references to “we” and the “Company” in this “Description of Notes” section include only Eastman Chemical Company and not its Subsidiaries (as defined below). We have initially appointed Elavon Financial Services Limited, UK Branch to act as the paying agent, calculation agent and transfer agent and Elavon Financial Services Limited to act as the registrar in connection with the notes.

The following description of the particular terms of the notes offered hereby supplements the general description of debt securities set forth in the accompanying prospectus.

General

The notes will be issued in an initial aggregate principal amount of €550,000,000 and will mature on May 26, 2023. The notes will be issued only in book-entry form without coupons in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will not be entitled to any sinking funds. The notes will be represented by one or more permanent global notes that will be deposited with a common depositary and will be registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream. See “—Book-Entry Procedures; Global Clearance and Settlement.”

The notes will bear interest annually at a rate of 1.50% per annum from May 26, 2016, or from the most recent date from which interest has been paid or provided for. Interest will be payable annually in arrears on May 26 of each year, beginning May 26, 2017 to the persons in whose names the notes are registered in the security register at the close of business on the May 11 preceding the relevant interest payment date, or if the notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment date; except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable.

Interest payable on the notes on any interest payment date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date of the notes, if no interest has been paid or duly provided for) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association. If any interest payment date, maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear and Clearstream.

Unless otherwise indicated, the term “business day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

Listing

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. We currently expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. Currently there is no public market for the notes.

Optional Redemption

We may redeem the notes, in whole or in part, at any time prior to February 26, 2023 (three months prior to their maturity), on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus 30 basis points;

plus, in each case, accrued and unpaid interest to the redemption date.

In addition, commencing February 26, 2023 (three months prior to their maturity), we may redeem the notes, in whole or in part, at any time and from time to time, on at least 30 days’, but not more than 60 days’, prior notice mailed (or otherwise transmitted in accordance with the applicable procedures of Euroclear or Clearstream) to the registered address of each holder of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.

If money sufficient to pay the redemption price of all of the notes (or portions thereof) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

For purposes of the foregoing discussion of an optional redemption, the following definitions are applicable:

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced (solely for the purposes of this calculation) by the amount of interest accrued thereon to such redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the trustee must select, not more than 60 days prior to the redemption date, the particular notes or portions thereof to be redeemed from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate; provided that if the notes are represented by one or more global notes, beneficial interests in the notes will be selected for redemption by Euroclear and

Clearstream in accordance with their respective standard procedures therefor; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Redemption for Tax Reasons

We may redeem the notes at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes, together with any accrued and unpaid interest on the notes to, but excluding, the date of redemption, at any time, if:

(1)	we have or will become obliged to pay Additional Amounts (as defined below) with respect to the notes as a result of any change in, or amendment to, the laws, regulations, treaties, or rulings of the U.S. or any political subdivision of or in the U.S. or any taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application, official interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the U.S.), which change or amendment is enacted, adopted, announced or becomes effective on or after the date of the issuance of the notes; or

(2)	on or after the date of the issuance of the notes, any action is taken by a taxing authority of, or any action has been brought in a court of competent jurisdiction in, the U.S. or any political subdivision of or in the U.S. or any taxing authority thereof or therein, including any of those actions specified in clause (1) above, whether or not such action was taken or brought with respect to us, or there is any change, amendment, clarification, application or interpretation of such laws, regulations, treaties or rulings, which in any such case, will result in a material probability that we will be required to pay Additional Amounts with respect to such notes (it being understood that such material probability will be deemed to result if the written opinion of independent tax counsel to such effect is delivered to the trustee and the paying agent).

Notice of any redemption will be mailed, or delivered electronically if the notes are held by any depositary (in accordance with such depositary’s customary procedures), at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes; provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes were then due.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges required to be deducted or withheld by the U.S. or any political subdivision or taxing authority of or in the U.S. (collectively, “Taxes”), unless such withholding or deduction is required by law.

In the event any withholding or deduction for Taxes on payments in respect of the notes is required, we will, subject to the limitations described below, pay such additional amounts (“Additional Amounts”) on the notes as will result in receipt by each beneficial owner of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction), as would have been received by such beneficial owner had no such withholding or deduction been required. We will not be required, however, to make any payment of Additional Amounts for or on account of:

(1)	any Tax that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership, corporation or other entity) and the U.S., including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the U.S. or being or having been engaged in trade or business or present in the U.S. or having had a permanent establishment in the U.S., (2) the failure of a beneficial owner or holder of the notes to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the U.S. of the beneficial owner or holder of the notes that such beneficial owner or holder is legally able to comply with (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty) or (3) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts on presenting such note on any date during such 30-day period;

(2)	any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar Tax;

(3)	any Tax imposed by reason of the beneficial owner’s past or present status as a passive foreign investment company with respect to the U.S., a controlled foreign corporation with respect to the U.S., a foreign tax exempt organization with respect to the U.S. or a personal holding company with respect to the U.S. or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(4)	any Tax which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on the notes;

(5)	any Tax required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by any other paying agent;

(6)	any Tax imposed on interest received by (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the Code (as defined below), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such Tax would not have been imposed but for the beneficial owner’s status as described in clauses (1) through (3) of this paragraph (6);

(7)	any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(8)	any Tax required to be withheld or deducted under Sections 1471 through 1474 of the Code or any amended or successor version of such Sections that is substantively comparable (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(9)	any combination of items (1), (2), (3), (4), (5), (6), (7) and (8);

nor will we pay any Additional Amounts to any beneficial owner or holder of notes who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or a beneficial owner thereof would not have been entitled to the payment of those Additional Amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of those notes.

As used in the preceding section, “U.S. Person” means any individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the U.S., any state of the U.S. or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any Additional Amounts which may be payable under this provision.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional Redemption” in accordance with the indenture, each holder of such notes will have the right to require us to purchase all or a portion (equal to €100,000 or any multiple of €1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to any series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of such notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

The paying agent will be required to promptly mail to each holder who properly tendered notes the purchase price for such debt securities, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of €100,000 or a multiple of €1,000 in excess thereof.

We will not be required to make a Change of Control Offer with respect to the notes if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by us and such third party purchases all such notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the holders of all such notes in accordance with the terms of the indenture, unless and until there is a default in payment of the redemption price. A Change of

Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place of the Change of Control at the time of making of the Change of Control Offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of such series notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such series of notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade; provided, that no such extension will occur if on such 60th day the notes of such series are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Change of Control” means the occurrence of any of the following after the date of issuance of a series of notes:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction; or

•

during any period of 24 consecutive calendar months, the majority of the members of our board of directors shall no longer be composed of individuals (a) who were members of our board of directors on the first day of such period or (b) whose election or nomination to our board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of our board of directors or, if directors are nominated by a committee of our board of directors, constituting at the time of such nomination, at least a majority of such committee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned Subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency; provided, that we shall give written notice of such appointment to the trustee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Eastman and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains, among others, the following covenants:

Restrictions on Secured Debt

Under the indenture, we will not, and we will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property (as defined below) of the Company or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the notes of each series (together with, if we shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the notes) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt (as defined below) of the Company and our Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (as defined below) would not exceed 10% of Consolidated Net Tangible Assets; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:

•	Mortgage on such property or shares of stock or Debt existing as of June 5, 2012;

•	Mortgages securing only notes issued under the indenture;

•

Mortgages on such property or shares of stock of or Debt of, any Person, which Mortgages are existing at the time (i) such Person became a Restricted Subsidiary, (ii) such Person is merged into or consolidated with the Company or any Subsidiary or (iii) we or a Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

•	Mortgages in favor of us or any Restricted Subsidiary;

•	Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on such property or shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

•

Mortgages on such property or shares of stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;

•	Mortgages incurred in connection with a Sale and Leaseback Transaction (as defined below) satisfying the provisions under “—Limitations on Sale and Leaseback Transactions”; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing bullet points; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Limitations on Sale and Leaseback Transactions

Under the indenture, we will not, and we will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by us or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by us or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless either:

•

we or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under “—Restrictions on Secured Debt” on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing notes issued under the indenture; or

•

(a) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the fair market value of such Principal Property and (b) within 180 days after such sale or transfer shall have been made by us or by a Restricted Subsidiary, we apply an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an officers’ certificate) to the retirement of Funded Debt (as defined below) of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (x) the principal amount of notes issued under the indenture delivered within 180 days after such sale to the trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than notes issued under the indenture, voluntarily retired by us within 180 days after such sale. No retirement referred to in this bullet point may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Limitation on Mergers, Consolidation and Sales of Assets

The indenture provides that we may not consolidate or merge with or into, or sell, lease or convey all or substantially all of our assets in any one transaction or series of transactions to any other corporation, unless:

•

the resulting, surviving or transferee Person is either the Company or is a corporation, partnership, trust or other entity organized under the laws of the U.S., any state therein or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the indenture and the notes of each series issued under the indenture; and

•

immediately after giving effect to the transaction, with respect to each series of notes issued under the indenture, no Event of Default (as defined below) or event which with notice or lapse of time would be an Event of Default has occurred and is continuing.

The successor will be substituted for us in the indenture with the same effect as if it had been an original party to such indenture. Thereafter, the successor may exercise the rights and powers of the Company under the indenture.

Certain Definitions

“Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the rate per annum borne by notes issued under the indenture, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Unless the Company elects to calculate the total amount of rent required to be paid through the first date upon which such lease may be terminated without penalty (if such a provision exists), in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles in the U.S. as in effect from time to time.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by the Company or any Subsidiary which is located within the U.S. and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated

Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the board of directors, as evidenced by a board resolution, is not of material importance to the total business conducted by the Company and its Subsidiaries taken as a whole.

“Restricted Subsidiary” means a wholly-owned Subsidiary of the Company substantially all of the assets of which are located in the U.S. (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the U.S.

“Subsidiary” means a corporation more than 50% of the outstanding Voting Stock (as defined above) of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

Issuance in Euros

Initial holders will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As used in this prospectus supplement, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board.

Investors will be subject to foreign currency exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Issuance of Additional Notes

The indenture provides that we may, without the consent of the holders of the applicable series of notes, increase the principal amount of notes of that series by issuing additional notes of such series in the future on the same terms and conditions, except for any differences in the issue date, price to the public, interest accrued prior to the issue date of such additional notes, and the initial interest payment date, and with the same CUSIP, ISIN or Common Code numbers as the applicable series of notes offered hereby, provided that if such additional notes are not fungible for U.S. federal income tax purposes, such notes will have a different CUSIP, ISIN or Common Code numbers than the applicable series of notes. The notes offered by this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and any additional notes of such series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any Event of Default has occurred and is continuing with respect to such series of notes.

Ranking

The notes will be our unsecured unsubordinated obligations and will rank on a parity in right of payment with all our other unsecured and unsubordinated debt for borrowed money. The notes will be effectively subordinated to any of our future secured debt to the extent of the value of the assets securing such debt. As of March 31, 2016, we had approximately $6.9 billion of debt that would rank equally with the notes.

The notes will not be guaranteed by any of our Subsidiaries and will therefore be structurally subordinated to all existing and future debt and other obligations, including trade payables, of our Subsidiaries. As of March 31, 2016, our Subsidiaries had approximately $194 million of debt that would be structurally senior in right of payment to our obligations under the notes.

The indenture does not limit the incurrence by us or our Subsidiaries of other unsecured debt and does not limit the incurrence of secured debt by our Subsidiaries which are not Restricted Subsidiaries. The indenture and the terms of the notes will not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business.

Governing Law

The indenture is, and the notes will be, governed by and construed in accordance with the internal laws of the State of New York.

Book-Entry Procedures

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (the “Euro Global Notes”) in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.

Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the Euro Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

So long as Euroclear or Clearstream or the nominee of their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Euro Global Notes for all purposes under the Indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Euro Global Notes for all purposes under the Indenture and the notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the paying agent, any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium and additional amounts, if any, and interest with respect to the Euro Global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

You should be aware that investors will be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the U.S.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the U.S. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

Subject to certain conditions, the notes represented by the Euro Global Notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:

•	the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;

•	we in our discretion at any time determine not to have all of the notes represented by the Euro Global Notes; or

•	default entitling the holders of the applicable notes to accelerate the maturity thereof has occurred and is continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the common depositary shall direct.

Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).

Same-Day Payment

Payments (including principal, premium and additional amounts, if any, and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the registrar), provided that all payments (including principal, premium and additional amounts, if any, and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment of debt instruments as of the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary assumes that you purchased your notes upon their initial issuance at their initial offering price (the first price at which a substantial amount of the notes are sold for cash to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) and that you held your notes, and you will hold your notes, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a person subject to special tax rules, such as, for example:

•	a person subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	certain former citizens and former long-term residents of the U.S.;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	brokers;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities or investors therein.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold notes, you should consult your tax advisor regarding the tax consequences to you of holding the notes.

This summary of U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under other U.S. federal tax rules (such as estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. Certain consequences to “Non-U.S. Holders” of the notes are described under “—Consequences to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is includable in gross income for U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. Persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

Certain Additional Payments

Upon the occurrence of a Change of Control Triggering Event, we may be required to make additional payments as described under “Description of Notes—Change of Control Triggering Event.” These payments may increase the yield of the notes. We intend to take the position that the possibility of these payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to your accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition (a “disposition”) of the notes would be treated as interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest

Stated interest on the notes will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and the following discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount.

If you use the cash method of tax accounting and receive a payment of interest (or receive proceeds from a disposition attributable to accrued interest), you will be required to include in income the U.S. dollar value of the euro payment (determined based on a spot rate on the date the payment is received, regardless of whether the payment is in fact converted into U.S. dollars on such date), and this U.S. dollar value will be your tax basis in the euro received.

If you use the accrual method of tax accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the amount of interest income that accrues with respect to a note during such year, determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Under the second method, you may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. If you make this election, you must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. In addition, if you use the accrual method of accounting, you will recognize foreign currency gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the interest payment (or proceeds from the disposition attributable to accrued interest) is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the euro payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).

If you receive a payment of interest in U.S. dollars (as discussed above under “Description of Notes—Issuance in Euros”), the U.S. dollar amount received may not be equal to the U.S. dollar amount required to be recognized as interest income under the rules discussed above. Any difference between such amounts will give rise to foreign currency gain or loss and will be taxed as described above.

Dispositions of Notes

Your tax basis in a note will be the U.S. dollar value of the euro amount you paid for the note, determined on the date of the purchase. If you purchase a note with euro you previously owned, you will recognize ordinary income or loss in an amount equal to the difference, if any, between your tax basis in the euro and the U.S. dollar fair market value of the note on the date of purchase.

Upon the disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest and taxed as described under “—Payments of Interest” above. If your note is disposed of in a taxable transaction for an amount denominated in euros, then your amount realized generally will equal the U.S. dollar value of the euro received in the disposition calculated at the exchange rate in effect on the date of the disposition. If the notes are traded on an established securities market, a cash method taxpayer who buys or sells a note is required to translate units of euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale and an accrual method taxpayer may elect the same treatment for all purchases and sales of notes. This election by accrual method taxpayers cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss realized on the disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition you have held the note for more than one year. The deductibility of capital losses is subject to limitations under the Code.

You may recognize foreign currency gain or loss upon the disposition of a note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to these fluctuations will equal the difference between (i) the U.S. dollar value of your purchase price in euro of the note, determined using the spot price on the date the note is disposed of, and (ii) the U.S. dollar value of your purchase price in euro of the note, determined using the spot price on the date you acquired the note. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss you realize on the disposition of the note. Any such gain or loss generally will be U.S. source ordinary income or loss. If you recognize a loss upon a disposition of a note and such loss is above certain thresholds (which thresholds are, in the case of individuals and trusts, significantly lower for foreign currency losses than for other loss transactions), you may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding this reporting obligation.

You will have a tax basis in any euro received on the disposition of a note equal to the U.S. dollar value of the euro, determined at the time the euros are received. Any gain or loss you recognize on a disposition of euro (including its exchange for U.S. dollars) will be ordinary income or loss.

Medicare Tax

If you are an individual or estate, or a trust that does not fall into a special class of exempt trusts, you will be subject to a 3.8% Medicare tax on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified gross income for the taxable year over a certain threshold. Your net investment income will generally include your gross interest income and your net gains from the disposition of the notes, unless the interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

If you are an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on the notes and the proceeds of certain sales or other dispositions of notes unless you are an exempt recipient (such as a corporation). Backup withholding (currently at a rate of 28%) may apply to the payments if you fail to provide your taxpayer identification number (“TIN”) or certification of exempt status, furnish an incorrect TIN, or have been notified by the IRS that payments to you are subject to backup withholding.

You should consult your tax advisors regarding your qualification for an exemption from backup withholding and the procedures for obtaining the exemption, if applicable. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and you may claim a refund provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

Non-U.S. Holders

The term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Payments of Interest

Under U.S. federal income tax law, and subject to the discussions of backup withholding, FATCA and income effectively connected with a U.S. trade or business below, payments of interest made to you on the notes will not be subject to U.S. federal income or withholding tax under the “portfolio interest” exemption, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership; and

•	you have certified your nonresident status as described below.

You can meet the certification requirement of the portfolio interest exemption by furnishing to the paying agent prior to the payment an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. Person. If you hold the note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to the paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will generally be subject to the 30% U.S. federal withholding of tax, unless you provide the paying agent either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from (or a reduction of) withholding under the benefits of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding of tax because the interest is effectively connected with your conduct of a trade or business in the U.S. (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the U.S.), as described below under “—Income or Gain Effectively Connected with a U.S. Trade or Business.”

Dispositions of Notes

Generally, subject to the discussions below concerning backup withholding and FATCA, no deduction for any U.S. federal withholding of tax will be made from any principal payments or from gain that you realize on the disposition of your note. In addition, you will not be subject to U.S. federal income tax on gain realized on the disposition of the note, unless: (1) that gain or income is effectively connected with the conduct of your trade or business in the U.S. or (2) you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “—Income or Gain Effectively Connected with a U.S. Trade or Business,” below. If you are described in clause (2), any gain realized from the disposition of the notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), although the amount of gain subject to tax may be offset by certain losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest on the notes or gain from the disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment or fixed base in the U.S.), then such income or gain will generally be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder, but will not be subject to the tax described above under “—Consequences to U.S. Holders—Medicare Tax” or U.S. withholding tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment or fixed base in the U.S.) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate, provided certain certification requirements are met.

Backup Withholding and Information Reporting

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes. Information reporting may be filed with the IRS in respect of proceeds from the disposition of the notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a U.S. Person. The certification procedures required to claim an exemption from withholding tax on interest described above will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and you may claim a refund provided that you furnish the required information to the IRS on a timely basis.

FATCA

Pursuant to the Foreign Account Tax Compliance Act, or “FATCA,” unless an exemption applies, foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source interest and also include the entire gross proceeds from the disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury regulations, withholding under FATCA will generally apply to payments of U.S.-source interest, although withholding will not apply until January 1, 2019 for gross proceeds from dispositions of debt securities (including the notes). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

We will not pay any additional amounts to you in respect of any amounts withheld pursuant to FATCA. Under certain circumstances, you might be eligible for refunds or credits of these amounts.

You are urged to consult with your own tax advisors regarding the effect, if any, of the FATCA provisions to you based on your particular circumstances.

You should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and Barclays Bank PLC, J.P. Morgan Securities plc and Merrill Lynch International, as representatives of the several underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal Amount of Notes
Barclays Bank PLC	€125,400,000
J.P. Morgan Securities plc	125,400,000
Merrill Lynch International	125,400,000
Citigroup Global Markets Limited	20,350,000
Mizuho International plc	20,350,000
Morgan Stanley & Co. International plc	20,350,000
Wells Fargo Securities International Limited	20,350,000
Banco Santander, S.A.	13,200,000
HSBC Bank plc	13,200,000
Mitsubishi UFJ Securities International plc	13,200,000
RBC Europe Limited	13,200,000
SMBC Nikko Capital Markets Limited	13,200,000
SunTrust Robinson Humphrey, Inc.	13,200,000
The Williams Capital Group, L.P.	13,200,000

Total	€550,000,000

The underwriting agreement provides that the underwriters severally agree to purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.300% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession of up to 0.125% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per note	0.55%
Total	€3,025,000

In the underwriting agreement, we have agreed that:

•	we will pay our expenses related to the offering, which we estimate will be $700,000 (excluding the underwriting discount); and

•

we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters are under no obligation to make a market in the notes and may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We expect that delivery of the notes will be made to investors on or about May 26, 2016, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next succeeding business day should consult their advisors. As used in this paragraph, the term “business day” means any day, other than a Saturday or Sunday, (i) that is not a day on which banking institutions in The City of New York or London are authorized or required by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.

In connection with the issuance of the notes, J.P. Morgan Securities plc, as stabilizing manager (or persons acting on its behalf), may over-allot the notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. This stabilizing, if commenced, may discontinue at any time. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the stabilizing manager (or persons acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the stabilizing manager has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future, various financial advisory, commercial banking or investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of Barclays Bank PLC, J.P. Morgan Securities plc and Merrill Lynch International are parties to and lenders under our term loan, bridge loan and revolving loan facilities. Our credit facilities were negotiated on an arms’ length basis and contains customary terms pursuant to which the lenders receive customary fees. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than the U.S., to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of notes in the U.S. by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

Notice To Prospective Investors In The European Economic Area

In relation to each member state of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive (as defined below);

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC as amended, including by Directive 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

In addition, this prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are only being distributed to, and are only directed at, persons in the United Kingdom who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom it may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Eastman Chemical Company for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Jones Day, Atlanta, Georgia. Certain legal matters with respect to the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

Eastman Chemical Company

Common Stock, Preferred Stock, Depositary Shares, Debt Securities,

Warrants, Stock Purchase Contracts, and Units

From time to time we may offer common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts or units consisting of a combination of any of these securities. The debt securities that we may offer may consist of debentures, notes or other evidences of indebtedness in one or more series. The securities offered under this prospectus may be offered separately, together or in separate series and in amounts, at prices and on terms to be determined at the time of sale. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement that will set forth the terms of that offering of securities. You should read this prospectus and the applicable prospectus supplement before deciding whether to invest in our securities.

Our common stock is traded on the New York Stock Exchange under the symbol “EMN.” On May 12, 2015, the closing price of our common stock on the New York Stock Exchange (“NYSE”) was $78.70 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange or automated quotation system.

Investing in our securities involves risks. See “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated herein by reference, and the risk factors included in our other periodic reports, in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2015.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a shelf registration process. This prospectus provides you with a general description of various securities we may offer and sell from time to time.

The securities offered under this prospectus may be offered separately, together or in separate series and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities, including a description of the risks relating to that offering if those items are not described in this prospectus, will accompany this prospectus. The terms described in a prospectus supplement will include:

•	in the case of common stock, the offering price and number of shares;

•

in the case of preferred stock, with respect to the relevant class or series, the offering price, title, maximum number of shares, rate, if any (which may be fixed or variable), time of payment, and relative priority of any dividends, any terms for redemption at our option or the option of the holder, any terms for sinking fund payments, any terms for conversion or exchange into other securities, any voting rights, any restrictions on further issuances, any listing on a securities exchange and any other terms of the preferred stock;

•

in the case of depositary shares, the offering price, the number of fractional shares of preferred stock represented thereby, the depositary, the terms of the preferred stock and any other terms of the depositary shares;

•

in the case of debt securities, the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in composite currencies), seniority, maturity, rate, if any (which may be fixed or variable), the interest payment dates, whether the debt securities will be secured or unsecured, any terms for redemption at our option or the option of the holder, any terms for sinking fund payments, any terms for conversion or exchange into other securities, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering of such debt securities;

•

in the case of warrants, the offering price, designation and terms of the security purchasable upon exercise of the warrant (which may be a debt security or common or preferred stock), the exercise price, the amount of such underlying security that may be purchased upon exercise, exercisability and expiration dates, redemption provisions, if any, and any other terms of the warrants;

•

in the case of stock purchase contracts, the offering price, the party who is obligated to purchase common stock or preferred stock (which may be Eastman), the purchase price (which may be fixed or determined by formula), the purchase dates and any other terms of the stock purchase contracts; and

•	in the case of units, the offering price, the type and amount of securities sold as part of the unit, the terms of such securities and any other terms in connection with the offering of such units.

A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement, together with additional information under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in an accompanying prospectus supplement.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

The information in this prospectus or any applicable prospectus supplement is accurate as of the date on the front cover thereof. Information incorporated by reference into this prospectus or any applicable prospectus supplement is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any other date.

References in this prospectus to the terms “we,” “our,” “us,” the “Company” or “Eastman” or other similar terms mean Eastman Chemical Company, including our subsidiaries, unless we state otherwise or the context indicates otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the statements made or incorporated by reference in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities and Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are all statements, other than statements of historical fact, that may be made by us from time to time. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Forward-looking statements may relate to, among other things, such matters as planned and expected capacity increases and utilization; anticipated capital spending; expected depreciation and amortization; environmental matters; pending and future legal proceedings; exposure to, and effects of hedging of, raw material and energy costs, foreign currencies and interest rates; global and regional economic, political, and business conditions; competition; growth opportunities; supply and demand, volume, price, cost, margin and sales; earnings, cash flow, dividends and other expected financial results and conditions; expectations, strategies, and plans for individual assets and products, businesses, and segments as well as for the whole of Eastman; cash requirements and uses of available cash; financing plans and activities; pension expenses and funding; credit ratings; anticipated and other future restructuring, acquisition, divestiture, and consolidation activities; cost reduction and control efforts and targets; the timing and costs of, and benefits from, the integration of, and expected business and financial performance of, acquired businesses; strategic initiatives and development, production, commercialization and acceptance of new products, services and technologies and related costs; asset, business and product portfolio changes; and expected tax rates and net interest costs.

Forward-looking statements are based upon certain underlying assumptions as of the date such statements were made. Such assumptions are based upon internal estimates and other analyses of current market conditions and trends, management expectations, plans, and strategies, economic conditions, and other factors. Forward-looking statements and the assumptions underlying them are necessarily subject to risks and uncertainties inherent in projecting future conditions and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions and expectations proves to be inaccurate or is unrealized. The most significant known factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those set forth under “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated herein by reference, and any risk factors included or described in our other periodic reports, in prospectus supplements relating to specific offerings of securities and in other information that we file with the SEC from time to time and incorporated by reference into this prospectus. Other risks not known to us, or that are deemed immaterial, may also materially adversely effect our results of operations, financial condition or liquidity.

We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus, or the dates of any applicable prospectus supplement or any documents incorporated by reference in this prospectus in the case of forward-looking statements made in such prospectus supplement or incorporated documents. Except as may be required by law, we undertake no obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

Eastman Chemical Company (“Eastman” or the “Company”) is a global specialty chemical company that produces a broad range of advanced materials, chemicals and fibers that are found in products people use every day. Eastman began business in 1920 for the purpose of producing chemicals for Eastman Kodak Company’s photographic business and became a public company, incorporated in Delaware, on December 31, 1993. Eastman has 51 manufacturing sites and equity interests in four manufacturing joint ventures in 15 countries that supply products to customers throughout the world. The Company’s headquarters and largest manufacturing site are located in Kingsport, Tennessee.

Eastman’s businesses are managed and reported in five reporting segments: Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, Fibers, and Specialty Fluids & Intermediates.

Eastman’s principal executive offices are located at 200 South Wilcox Drive, Kingsport, Tennessee 37662, and our phone number at that address is (423) 229-2000. Eastman maintains a website at www.eastman.com; however, the information on its website is not a part of, or incorporated by reference into, this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the indicated periods:

	Three Months Ended	Year Ended December 31,
	March 31, 2015	2014	2013	2012	2011	2010

Ratio of earnings to fixed charges	4.2x	5.1x	8.8x	4.6x	9.1x	6.1x

For purposes of computing these ratios, earnings represents income from continuing operations before income taxes excluding noncontrolling interest plus interest expense, one-third of rent expense (which approximates the interest component of rental expense), and amortization of capitalized interest. Fixed charges consist of interest expense, the interest component of rental expense, and capitalized interest. We have not had any shares of preferred stock outstanding during any of these periods, and have not paid any preferred stock dividends. Therefore, our ratios of earnings to combined fixed charges and preferred dividends are the same as the ratios above.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which is incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other periodic reports or information that we file with the SEC, which will be subsequently incorporated herein by reference; by any prospectus supplement accompanying this prospectus; or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See “Where You Can Find More Information,” “Incorporation of Certain Documents By Reference” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include additions to working capital, refinancing existing indebtedness, capital expenditures and possible acquisitions. We have not allocated a specific portion of the net proceeds for any particular use at this time. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary of the general terms and provisions of capital stock that we may offer and sell. The applicable prospectus supplement and applicable agreements relating to any particular capital stock offered and sold will describe the specific terms of such capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. The summaries and descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which you must read for the actual terms of our capital stock. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

We are authorized to issue up to 400,000,000 shares of capital stock, of which 50,000,000 may be shares of preferred stock, par value $.01 per share, and 350,000,000 may be shares of common stock, par value $.01 per share. As of March 31, 2015, 148,658,115 shares of our common stock were issued and outstanding. As of the date hereof, no class or series of preferred stock has been established, and no shares of preferred stock have been issued or are outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Holders of our common stock do not have any preemptive right to subscribe for or purchase any of our securities of any class or kind.

Holders of our common stock do not have any subscription, redemption or conversion privileges. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of our common stock are entitled to participate ratably in dividends on our common stock as declared by our Board of Directors. Holders of our common stock are entitled to share ratably in all assets available for distribution to stockholders in the event of our liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of our preferred stock.

Preferred Stock

Subject to limitations prescribed by law, our Board of Directors is authorized to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions and other terms of any class or series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the New York Stock Exchange or other organizations on whose systems our stock may then be quoted or listed. Depending upon the terms of preferred stock established by our Board of

Directors, any or all classes or series of preferred stock may have preference over the common stock with respect to dividends and other distributions and upon our liquidation. Issuance of any such shares with voting powers would dilute the voting power of the outstanding common stock. Except as otherwise provided in an applicable prospectus supplement, holders of our preferred stock will not have any preemptive right to subscribe for or purchase any of our securities of any class or kind.

A prospectus supplement relating to a certain class or series of our preferred stock will describe the material terms of that class or series of our preferred stock including, without limitation:

•	the designation of such class or series and the number of shares offered;

•	the initial public offering price at which the shares will be issued;

•	the dividend rate of that class or series, the conditions and dates upon which those dividends will be payable, and whether those dividends will be cumulative or noncumulative;

•	the relative ranking and preferences of that class or series as to dividend rights and rights upon any liquidation, dissolution or winding up of our affairs;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights of the holder or us;

•	any voting rights;

•	any listing of that class or series on any securities exchange; and

•	any other terms of that class or series.

Certain Provisions Affecting Control of the Company

General

Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (the “DGCL”) described in this section may delay or make more difficult acquisitions or changes of control of Eastman not approved by our Board of Directors. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Eastman, although these kinds of proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors.

Number of Directors; Removal; Vacancies

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of directors will be determined from time to time exclusively by a vote of a majority of our Board of Directors then in office. Our amended and restated certificate of incorporation also provides that our Board of Directors has the exclusive right to fill vacancies, including vacancies created by expansion of our Board of Directors. This provision could have the effect of discouraging a potential acquiror from attempting to obtain control of Eastman. Our amended and restated certificate of incorporation further provides that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors. This provision, in conjunction with the provision authorizing our Board of Directors to fill vacant directorships, could prevent stockholders from removing certain incumbent directors and filling the resulting vacancies with their own nominees.

Election of Directors

Our amended and restated bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast by stockholders, except as otherwise required by the DGCL or as provided for in our amended and restated certificate of incorporation or our amended and restated bylaws. All directors are elected at each annual meeting of stockholders for terms expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

No Stockholder Action by Written Consent; Special Meetings

Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation also provides that special meetings of the stockholders may be called only by our Board of Directors (i) pursuant to a resolution adopted by a majority of the members of our Board of Directors then in office, or (ii) upon the written request of the holders of at least 25% of our outstanding voting stock in accordance with the requirements set forth in our amended and restated bylaws. These provisions could delay a stockholder vote on certain matters, such as business combinations and removal of directors, and could have the effect of discouraging a potential acquiror from making a tender offer.

Advance Notice for Raising Business or Making Nominations at Meetings

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders and for nominations by our stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. As described more fully in our amended and restated bylaws, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our Board of Directors, or by a stockholder who has given to the Company’s Corporate Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at a stockholders meeting has the authority to make these determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Company’s Corporate Secretary prior to a meeting at which directors are to be elected will be eligible for election as our directors. These provisions could make it more difficult for stockholders to raise matters affecting control of Eastman, including tender offers, business combinations or the election or removal of directors, for a stockholder vote.

Amendment of the Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our amended and restated certificate of incorporation requires approval by the affirmative vote of both a majority of the members of our Board of Directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors. This provision, which is the minimum approval required under the DGCL, could make it more difficult for stockholders to amend, alter, change or repeal any provision of the certificate of incorporation, including a provision affecting control of Eastman.

Preferred Stock and Additional Common Stock

Under our amended and restated certificate of incorporation, our Board of Directors has the authority to provide by board resolution for the issuance of shares of one or more classes or series of preferred stock. Our Board of Directors is authorized to fix by resolution the terms and conditions of each such other class or series. The authorized shares of our preferred stock, as well as authorized but unissued shares of our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of the NYSE or any other stock exchange on which any class or series of our stock may then be listed. These provisions give our Board of Directors the power to approve the issuance of a class or series of our preferred stock, or additional shares of our common stock, that could, depending on the terms of the stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations; alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Constituency or Stakeholder Provision

In determining what is in our best interests and the best interests of our stockholders, our amended and restated certificate of incorporation authorizes our Board of Directors in its discretion to consider, in addition to the long-term and short-term interests of the stockholders, the social and economic effects of the matter being considered on employees, customers, creditors and communities in which we operate. Further, in evaluating a potential business combination, our Board of Directors may also consider such matters as the business and financial condition of the acquiror, the competence, experience and integrity of the acquiror’s management, and prospects for successful conclusion of the business combination. This provision gives our Board of Directors the authority to take into account factors other than the financial interests of the stockholders and could result in the rejection of a business combination or tender offer even if proposed at a price exceeding market value.

Delaware Business Combination Statute

Section 203 of the DGCL provides that, subject to specified exceptions, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that stockholder becomes an “interested stockholder” unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•

upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

on or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

Except as otherwise specified in Section 203 of the DGCL, an “interested stockholder” is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant time and (ii) the affiliates and associates of any such person. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203 of the DGCL. Our amended and restated certificate of incorporation does not exclude us from the restrictions imposed under Section 203 of the DGCL. The provisions of Section 203 of the DGCL may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approved either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Eastman. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Limitation on Liability of Directors

Pursuant to authority conferred by Section 102 of the DGCL, Article VIII of our amended and restated certificate of incorporation eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty. Directors remain liable for (i) any breach of the duty of loyalty to us or our stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which directors derive an improper personal benefit.

Article VIII of our amended and restated certificate of incorporation further provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment. Article VIII of our amended and restated certificate of incorporation also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, which allows and, in some cases, requires the indemnification of directors and officers under certain circumstances, Article VII of our amended and restated certificate of incorporation and certain provisions of our amended and restated bylaws grant our directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Eastman or (ii) by reason of the fact that, while they are or were directors or officers of Eastman, they are or were serving at the request of Eastman as directors, trustees, officers, employees or agents of another enterprise.

In addition, Article VII of our amended and restated certificate of incorporation provides that our directors and officers shall be indemnified to the fullest extent not prohibited by Section 145 of the DGCL, or any successor provisions or amendments thereunder. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Article VII of our amended and restated certificate of incorporation allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of Eastman and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

If a claim for indemnification under Article VII of our amended and restated certificate of incorporation is not paid in full by us or an advancement of expenses is not made by us within a prescribed period of time and a suit is filed in relation thereto, our amended and restated bylaws entitle the indemnitee to recover the expense of prosecuting or defending such suit, if the indemnitee is successful in whole or in part. Our amended and restated bylaws also entitle the indemnitee to recover the expense of defending a suit brought by us to recover an advancement of expenses pursuant to the terms of an undertaking, if the indemnitee is successful in whole or in part. Our amended and restated bylaws also entitle us to recover advanced expenses upon final adjudication that the indemnitee has not met the applicable standard of conduct set forth in Section 145 of the DGCL. Under our amended and restated bylaws, the burden of proving that the indemnitee is not entitled to be indemnified lies with us.

Article VII of our amended and restated certificate of incorporation further provides that the right to indemnification is not exclusive of any other right which any indemnitee may have or thereafter acquire under any statute, our amended and restated certificate of incorporation or our amended and restated bylaws, any agreement or vote of stockholders or disinterested directors or otherwise, and permits, but does not require, us to indemnify and advance expenses to its agents and employees to the same (or any lesser or greater) extent as directors and officers. Our amended and restated bylaws provide that we shall indemnify and advance expenses to employees to the same extent as to directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our amended and restated bylaws authorize us to purchase insurance for directors, officers, trustees, employees, or agents of Eastman or another enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense or liability under the DGCL. We intend to maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of directors and officers.

We are party to Indemnification Agreements (the “Indemnification Agreements”) with each director and certain executive officers of Eastman. One of the purposes of the Indemnification Agreements is to attempt to specify the extent to which persons entitled to indemnification thereunder (the “Indemnitees”) may receive indemnification. Pursuant to the Indemnification Agreements, an Indemnitee is entitled to indemnification for claims regarding (i) the act or failure to act in Indemnitee’s capacity as a director, officer, employee or agent of Eastman (or any other entity as to which Indemnitee is serving in such capacity at Eastman’s request); (ii) in respect of any transaction or other activity of Eastman or such other entity; and (iii) Indemnitee’s status as a director, officer, employee or other representative of Eastman or such other entity. The Indemnification Agreements are in addition to and are not intended to limit any rights of indemnification which are available under our amended and restated

certificate of incorporation or our amended and restated bylaws, or otherwise. In addition to the rights to indemnification specified therein, the Indemnification Agreements are intended to increase the certainty of receipt by the Indemnitee of the benefits to which he or she is entitled by providing specific procedures relating to indemnification.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Stock Exchange Listing

Our shares of common stock are listed on NYSE, and trade under the symbol “EMN.”

DESCRIPTION OF DEBT SECURITIES

This section of this prospectus summarizes the general terms and provisions of debt securities that we may offer and sell. The applicable prospectus supplement and applicable indenture relating to any particular debt securities offered and sold will describe the specific terms of such debt securities. Any debt securities offered by this prospectus may be issued under an indenture, dated as of June 5, 2012, between Eastman Chemical Company and Wells Fargo Bank, as trustee (the “indenture”), or such other indentures as we may enter into from time to time in connection with any offering of debt securities.

References in this section of the prospectus to the terms “we,” “our,” “us,” the “Company” or “Eastman” or other similar terms mean Eastman Chemical Company only, excluding our subsidiaries.

Certain provisions of the existing indenture have been summarized below. These summaries are not complete and are subject, and qualified in their entirety by reference, to all the provisions of the indenture, including the definitions of certain terms. Investors should read the indenture because it defines your rights as a holder of debt securities.

General

The indenture provides that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. Such debt securities may have such terms and provisions which are not inconsistent with the indenture, including as to maturity, principal and interest, as we may determine.

The prospectus supplement relating to any offered debt securities will describe the following terms:

•	the title of the offered debt securities of the series;

•	any limit on the aggregate principal amount of the offered debt securities of the series;

•	the date or dates on which the principal of the offered debt securities of the series is payable;

•

the rate or rates, or the method of determination with respect to the rate or rates, at which the offered debt securities of the series will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable and the record date for the determination of holders to whom interest will be payable;

•	the place or places where the principal of, premium, if any, and interest on the offered debt securities of the series will be payable;

•	the currency in which the offered debt securities of the series will be denominated;

•	the currency or currencies in which payment on the offered debt securities of the series will be payable, if other than the currency in which the offered debt securities of the series is denominated;

•

the right, if any, of the Company to redeem, purchase or repay the offered debt securities of the series and the price or prices at which, the period or periods within which and the terms and condition on which the offered debt securities of the series may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•

the obligation, if any, of the Company to redeem, repurchase or repay the offered debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which or process by which and the period or periods within which and the terms and conditions on which the offered debt securities of the series will be redeemed, repurchased or repaid, in whole or in part, pursuant to such obligation;

•	the denominations in which the offered debt securities of the series will be issuable;

•

if other than the entire principal amount of the offered debt securities of the series, the portion of the principal amount of the offered debt securities of the series which will be payable upon declaration of acceleration of the maturity;

•

if the principal of, premium, if any, or interest on any offered debt securities of the series is to be payable, at our election or a holder’s, in a coin or currency other than the currency in which the offered debt securities of the series is denominated, the period or periods within which, and the terms and conditions on which, such election may be made;

•

if the amount of payments of principal of, premium, if any, or interest on the offered debt securities of the series may be determined with reference to an index based on a coin or currency other than the currency in which the offered debt securities of the series is denominated, the manner in which such amounts will be determined;

•	any additions to or changes in the Events of Default (as defined in the indenture) with respect to the offered debt securities of the series;

•

if other than the rate of interest stated in the title of the offered debt securities of the series, the applicable rate at which the offered debt securities of the series will bear interest as designated by the Company;

•	in the case of any series of non-interest bearing offered debt securities, the applicable dates for purposes of furnishing securityholder lists in accordance with the indenture;

•	if other than Wells Fargo Bank, National Association is to act as trustee for the offered debt securities of the series, the name and corporate trust office of such trustee;

•	if either or both of the provisions related to Legal Defeasance or Covenant Defeasance (each as defined in the indenture) are altered or do not apply to any offered debt securities of the series;

•

if the offered debt securities of the series will be issuable in whole or in part in the form of a global security, as described under “—Book-Entry System,” and, in such case, the name of the respective depositaries with respect to the offered debt securities, the form of any legend or legends which will be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances under which the global security may be exchanged or transferred in whole or in part for debt securities in definitive form;

•	whether the offered debt securities of the series are secured and, if so, the provisions related to such security;

•

whether the offered debt securities of the series will be convertible into or exchangeable for shares of common stock or other securities, and if so, the provisions related to the convertibility or exchangeability;

•	whether the offered debt securities of the series are senior securities or subordinated securities and, if subordinated securities, the provisions related to such subordination;

•

any additions or changes to the covenants set forth in the indenture which apply to the offered debt securities of the series and, if applicable, whether any such covenant will not be subject to defeasance under the indenture;

•	any additions or changes to the consent and supplemental indenture provisions which apply to the offered debt securities of the series;

•	any depositaries, interest rate calculation agents or other agents with respect to the offered debt securities of the series if other than those appointed under the indenture; and

•	any other terms of the offered debt securities of the series.

The debt securities may be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such original issue discount securities will be described in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities of each series will be issued in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. At the option of the holder, subject to the terms of the indenture, debt securities of any series may be exchanged for a like aggregate principal amount of debt securities of the same series of other authorized denominations. Subject to the terms of the indenture and the limits applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent we designate for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

The Company shall not be required to issue, exchange or register a transfer of (i) any debt security of such series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing, provided, however, that the trustee will have no duty or responsibility with respect to issuing, exchanging or registering a transfer during such period unless and until it shall have received written notice setting forth the date which starts such 15 day period; or (ii) any debt security selected, called or being called for redemption in whole or in part except, in the case of any debt security to be redeemed in part, the portion thereof not so to be redeemed.

Notices

Notices to holders will be given by first-class mail, postage prepaid, or by overnight air courier guaranteeing next-day delivery to the addresses of such holders as they may appear in the security register.

Holders

We, the trustee and any agent of ours or of the trustee may treat the person in whose name a debt security is registered as the absolute owner of such security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

Book-Entry System

We will issue each debt security in book-entry form only. Each debt security issued in book-entry form will be represented by one or more global securities that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. The depositary holds the debt securities on behalf of other financial institutions that participate in the depositary’s book-entry system; these participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers. Under the indenture, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities. As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

The Depository Trust Company (“DTC”) will act as the depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

The following information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy or completeness thereof.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC’s participants, referred to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as indirect participants. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, or the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of debt securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of debt securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC (or its nominee), our agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner shall give notice to elect to have its debt securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in the debt securities, on DTC’s records, to the tender or remarketing agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by book-entry credit of tendered debt securities to the tender or remarketing agent’s DTC account.

DTC may discontinue providing its services as depositary with respect to the debt securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the debt certificates are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the debt securities will be printed and delivered.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a debt security; for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the beneficial owners of interests in a debt security.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of, premium, if any, and interest on the debt securities of a particular series will be payable at the office of such paying agent or agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in the city of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or interest on any debt security which remain unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to us at our request, and the holder thereafter may look only to us for payment of any principal, premium or interest as unsecured general creditors.

Events of Default

With respect to the debt securities of any series, each of the following will be an Event of Default under the indenture:

•	failure to pay principal of, or premium, if any, on any debt securities of such series when due;

•	failure to pay any interest on any debt securities of such series when due, continued for 30 days;

•

failure to perform any other covenant in the indenture, continued for 90 days after written notice has been given by the trustee, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization.

If an Event of Default (other than an Event of Default described in the last bullet point above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series by notice as provided in the indenture, may declare the principal amount of the debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately. If an Event of Default described in the last bullet point above with respect to the debt securities of such series at the time outstanding shall occur and is continuing, the principal amount of all the debt securities of such series, and the interest accrued thereon, if any, will automatically, and without any action by the trustee or any holder, become immediately due and payable, without any declaration or other act by the trustee or any holder. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of all of the debt securities of each applicable series then outstanding affected thereby (treated as a single class) may, under certain circumstances, waive all defaults related to such series of debt securities (or with respect to all of the debt securities, as the case may be) and rescind and annul such acceleration and its consequences if the Company has paid or deposited with the trustee a sum sufficient to pay matured interest, principal due otherwise than by acceleration, overdue interest and certain other payments in accordance with the indenture, and all Events of Default in respect of such series of debt securities, other than the non-payment of accelerated principal have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee if an Event of Default occurs and is continuing, the trustee shall be under no obligation to exercise any of its rights and powers under the indenture at the request of any of the holders, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against the cost, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right, in accordance with applicable law and the provisions of the indenture, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any action or proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (iii) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of any debt security for the enforcement of payment of the principal of, any premium, if any, or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities to:

•	cure any ambiguity or correct any inconsistency in the indenture or any supplement thereto;

•	secure the debt securities of any series;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of all or any series of debt securities;

•	provide for the issuance of, and terms of, new debt securities of any series as permitted under the indenture;

•	provide for uncertificated debt securities or to comply with the provisions of any clearing system or requirements of the trustee relating to transfers or exchanges of the debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•

in the case of subordinated debt securities, make any change relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness, provided that such change is made in accordance with the provisions of such senior debt securities;

•	add any guarantees with respect to the debt securities of any series; and

•

make any change that we may deem necessary or desirable, provided that such provisions do not materially adversely affect the legal rights of any holder of the debt securities of the applicable series.

The indenture provides that modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of all of the debt securities of each applicable series then outstanding affected by such modification or amendment (treated as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

•	change the stated maturity of the principal of any debt security;

•	reduce the principal amount or premium, if any, on any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, premium, if any, or interest is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	reduce the percentage in principal amount of debt securities of any series outstanding whose consent is required for any modification of the indenture; or

•	modify such amendment provisions, subject to certain exceptions.

The holders of not less than a majority in aggregate principal amount of all of the debt securities of each applicable series outstanding affected thereby (treated as a single class), by written notice to the trustee, may on behalf of the holders of all debt securities waive compliance by us with certain restrictive provisions of the indenture with respect to such series. The holders of a majority in aggregate principal amount of all of the debt securities of each applicable series outstanding affected thereby (treated as a single class) may on behalf of the holders of all debt securities waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of each series affected.

With respect to any series of debt securities, the consent or waiver, as the case may be, of holders of debt securities of such series required or permitted under the indenture, as the case may be, if we so determine, may also be obtained from the holders of a majority in principal amount of the debt securities of that series.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities of any or all series have given any request, demand, authorization, direction, notice, consent, waiver or other action under the indenture as of any date, certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to the indenture, which is described below in “—Defeasance and Covenant Defeasance,” will not be deemed to be outstanding.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give any request, demand, authorization, direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding debt securities of any series on the record date.

Discharge, Defeasance and Covenant Defeasance

The indenture provides that we may elect either:

•	to defease and be discharged from any and all obligations with respect to all or any series of debt securities with certain limited exceptions described below (referred to as “Legal Defeasance”); or

•

to be released from our obligations with respect to all or any series of debt securities under the restrictive covenants in the indenture and any related Events of Default (referred to as “Covenant Defeasance”).

In order to accomplish Legal Defeasance or Covenants Defeasance: (i) we must deposit with the trustee, in trust, cash in U.S. dollars and/or U.S. government obligations, in an amount sufficient to pay any installment of principal, premium, if any, and interest on the debt securities of such series on the applicable stated maturity or redemption date of the payments; (ii) we must deliver to the trustee an opinion of counsel (in the case of Legal Defeasance with respect to any series of debt securities, based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and that such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance or Covenant Defeasance, as the case may be, with respect to such series of debt securities had not occurred; (iii) no default or Event of Default with respect to the debt securities of the applicable series will have happened or be continuing on the date of the deposit; and (iv) if certain other conditions are satisfied.

Obligations not discharged in a Legal Defeasance include those relating to (i) the rights of holders of the debt securities of such series to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due from the

DESCRIPTION OF OTHER SECURITIES

We will set forth in an applicable prospectus supplement a description of the material terms of any depositary shares, warrants, stock purchase contracts or units that may be offered pursuant to this prospectus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus may be set forth in an applicable prospectus supplement. The summary will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus through agents, underwriters and dealers, or through a combination of those means. Additionally, securities may be sold to other purchasers directly or through agents, or in another manner as described in the applicable prospectus supplement. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of any of the securities covered by this prospectus will be named, and any commissions payable by us to such agent set forth, in the applicable prospectus supplement. Agents may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and such agents or their affiliates may be customers of, extend credit to or engage in transactions with or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale, securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. We will enter into an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement. This prospectus supplement will be used by the underwriters to make resales of the securities covered by this prospectus to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act, and the underwriters or their affiliates may be customers of, extend credit to or engage in transactions with, or perform services for, us in the ordinary course of business.

If dealers are utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to such dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. Dealers may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, and those dealers or their affiliates may be customers of, extend credit to or engage in transactions with, or perform services for, us in the ordinary course of business.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the applicable prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

In connection with the sale of any of these securities, underwriters, dealers or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of securities by them, may be deemed to be underwriting discounts and commissions under the Securities Act.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Except as may be set forth in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Jones Day, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to

Eastman Chemical Company’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of and for the years ended December 31, 2013 and December 31, 2012 incorporated in this prospectus by reference to Taminco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Taminco 2013 Form 10-K”) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, comprehensive income, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2011 and for the period from January 1, 2012 through February 14, 2012 of Taminco Group Holdings S.à r.l., which appear in the audited consolidated financial statements of Taminco Corporation included in the Taminco 2013 Form 10-K, which is incorporated in this prospectus by reference, have been so incorporated in reliance on the report of Ernst & Young Bedrijfsrevisoren BCVBA, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also access the SEC filings and obtain other information about Eastman through our website, http://www.eastman.com. The information contained in our website is not a part of or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates information and documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this prospectus.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition:

(1)	Our Annual Report on Form 10-K (including the portions of our Definitive Proxy Statement for our 2015 Annual Meeting of Stockholders filed on March 25, 2015 and incorporated by reference therein) for the year ended December 31, 2014;

(2)	Our Quarterly Report on Form 10-Q filed on May 5, 2015 for the quarter ended March 31, 2015;

(3)	Our Current Reports on Form 8-K filed with the SEC on February 3, 2015, February 24, 2015 and May 11, 2015 (other than documents or portions of documents not deemed to be filed);

(4)	Our Current Report on Form 8-K/A filed with the SEC on February 19, 2015;

(5)	The description of our capital stock in our Form 10/A, originally filed with the Securities and Exchange Commission on December 9, 1993 and subsequently amended;

(6)	Unaudited Condensed Consolidated Financial Statements of Taminco Corporation as of and for the three and nine months ended September 30, 2014 and the notes related thereto (incorporated by reference from Taminco Corporation’s Quarterly Report on Form 8-K, file No. 001-35875, filed with the SEC on November 6, 2014); and

(7)	Audited Consolidated Financial Statements of Taminco Corporation and the notes related thereto included in the Taminco 2013 Form 10-K (incorporated by reference from the Taminco 2013 Form 10-K, file No. 001-35875, filed with the SEC on February 28, 2014).

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

You may obtain copies of any of these filings from Eastman as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into such documents, by requesting them in writing or by telephone. Any requests should be directed to:

Eastman Chemical Company

P.O. Box 431

Kingsport, Tennessee 37662

Attention: Investor Relations

Telephone: (423) 229-2000